Exhibit (b)(8)

The following is an English translation of the Portuguese language version of the Undertaking to Pay Amendment Letter delivered by Banking Syndicate to the CMVM on February 19, 2007. In the event of any inconsistencies, the Portuguese language version of the letter filed with the CMVM shall control.

To:

CMVM – Comissäo do Mercado de Valores Mobilários

Av. Liberdade n.°252

1056-801 LISBOA

Fax: (351) 21 353 70 77

UNDERTAKING TO PAY AMENDMENT LETTER

Tender offer launched by Sonaecom, SGPS, S.A. and Sonaecom BV (together the “Offerors”), pursuant to article 173 et sequii of the Código dos Valores Mobilários, in relation to a maximum of 1,117,564,843 ordinary shares of PORTGUAL TELECOM, SGPS, S.A., for an amount of €10,50 each (the “Offer”).

Further to the amendment to the Offer announcement and to the prospectus issued by the Offerors in accordance with and for the purpose of articles 129, n. ° 3 and 184 of the Portuguese Securities Code, under which the Offerors changed the Offer consideration, increasing it from the previous 9.50 Euros per share to the amount of 10.50 Euros per share, the Banks identified in the Schedule attached hereto (the “Banks”) hereby declare and acknowledge that:

(a)

the Banks, up to their respective commitments, increased the facility made available by the Banks to the Offerors from the aggregate amount of €9,866,866,009,00 to €10,459,761,234,00 which may exclusively be used to settle the consideration for the shares of Portugal Telecom, SGPS, S.A. (the “Company”) tendered pursuant to the Offer – equal to €10,50 in cash for each share of the Company;

(b)

With effect on and from this date, the undertaking to pay letter issued under the Offer and delivered to CMVM – Comissäo de Mercado de Valores Mobiliários on 12 January 2007 (the “PT Undertaking to Pay Letter”) shall be amended, so that:

(i)	the definition of Maximum Amount means an aggregate amount equal to €10,459,761,234,00 and;

(ii)	the Schedule to the PT Undertaking to Pay Letter is replaced by the Schedule to this letter and the undertakings from each of the Banks that are provided for in the PT Undertaking to

Pay Letter are made on a several basis up to its respective commitment as set out in the Schedule attached hereto.

Unless a contrary indication appears, a term defined in the PT Undertaking to Pay Letter has the same meaning in this letter.

The provisions of the PT Undertaking to Pay Letter shall, save as amended by this letter, continue in full force and effect.

Banco Santander Totta, S.A., London Branch as Agent (on its own behalf and in the name and on behalf of the Banks, except for Caixa D’Estalvis i Pensions de Barcleona and Banco Bilbao Vizcaya Argentaria, S.A.)

Signature:	Signature:
Name:	Name:
Position:	Position:

Caixa d’Estalvis i Pensions de Barcelona

Signature:	Signature:
Name:	Name:
Position:	Position:

Banco Bilbao Vizcaya Argentaria, S.A.

Signature:	Signature:
Name:	Name:
Position:	Position:

The Financial Intermediary

Signature:	Signature:
Name:	Name:
Position:	Position:

Acknowledged and confirmed

The Offerors

Sonaecom, SGPS, S.A.

Signature:	Signature:
Name:	Name:
Position:	Position:

Sonaecom BV

Signature:	Signature:
Name:	Name:
Position:	Position:

SCHEDULE

Banks	Commitment (in €)
Banco Santander Totta, S.A., London branch	3,137,928,370
Banca IMI S.p.A	1,275,416,047
BNP Paribas	1,275,416,047
Société Générale	1,275,416,047
Banco Bilbao Vizcaya Argentaria, S.A	964,997,327
Caixa d’Estalvis i Pensions de Barcelona	964,997,327
Caja de Ahorros y Monte de Piedad de Madrid	964,997,327
WestLB AG, London Branch	600,592,742
TOTAL	10,459,761,234

Exhibit (b)(9)

Pursuant to Rule 12b-12(d) under the Exchange Act, set forth below is an English language summary of a Portuguese language commercial paper loan among Sonae and ABN – AMRO Bank N.V. – Sucursal em Portugal.

Sonae SGPS, S.A. (“Sonae”) entered into a commercial paper program on February 16, 2007, with ABN – AMRO Bank N.V. – Sucursal em Portugal (“ABN AMRO”), as subscription Guarantor, Agent, Dealer and Arranger, in the amount of €500 million (the “ABN AMRO CP”), for the purpose of subsequently lending the funds to Sonaecom B.V. through an inter-company loan. The ABN AMRO CP is a Euro short-term commercial paper program with an initial maturity of four months which, with the prior agreement between the parties, may be extended for an additional period of five months. Pursuant to the ABN AMRO CP, Sonae may issue commercial paper with maturities ranging between seven and thirty days, with a minimum amount of €500 thousand and with subsequent amounts in €50 thousand multiples. The maximum interest rate applicable to the ABN AMRO CP is the Intervention rate (the rate applicable when the issue is made under the subscription guarantee) which is equal to EURIBOR for the drawdown tenor plus an additional spread of 0.5%. ABN AMRO also acts as placement agent (Dealer) and new Dealers might be added up to the CP Program. .

The ABN AMRO CP includes common terms and conditions for this type of short term facilities, such as: (i) obtaining the requested authorizations, (ii) compliance with applicable laws and regulations, (iii) payment of taxes and other obligations, (iv) financial information obligations, (v) cross acceleration event of default (with customary materiality thresholds, cure periods and qualifications), (vii) misrepresentation, (viii) bankruptcy event of default, and (ix) negative pledge (with appropriate thresholds).

Exhibit (b)(10)

The following is an English translation of the Portuguese language version of the Confirmation Letter delivered by ABN AMRO Bank, N.V. to the CMVM on February 19, 2007. In the event of any inconsistencies, the Portuguese language version of the letter filed with the CMVM shall control.

DECLARATION

ABN AMRO BANK, N.V. (“ABN AMRO”), head office in Amsterdam and branch in Lisbon, at Av. da Liberdade, n.° 131, 5.°, company registration number ° 980.037.964, registered at the Commercial Registration of Lisbon with the same number, declares that it is currently deposited in the accounts opened with ABN AMRO in the name of Sonaecom BV an amount of €524,669,617.00 (five hundred and twenty four million, six hundred and sixty nine thousand and six hundred and seventeen euros) with the exclusive aim of assuring the financial settlement of the acceptances orders to be issued by the holders of PT shares under the Global and Voluntary Public Cash Tender Offer launched by Sonaecom SGPS, S.A. and Sonaecom BV – in accordance with the announcement published in the Euronext Lisbon Bulletin on 15 January 2007 and in the Público newspaper on 15 January 2007 - over Portugal Telecom SGPS, S.A. (the “Offer”) in accordance with article 177, n° 2 and 179, part b) of the Portuguese Securities Code (CodVM).

It further declares that, in case of success of that Offer and at the respective financial settlement date, the amounts necessary to settle that Offer will be transferred to the financial intermediary responsible for the Offer, up to the amount of €524,669,617.00 Euros referred above.

This undertaking to pay is rendered for a period of 1 month, automatically renewable for identical periods, until the financial settlement of the Offer.

Lisbon, 19 February 2007

by

ABN AMRO BANK, NV – Portugal Branch